Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MOMENTA PHARMACEUTICALS, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Momenta Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY THAT:

1.             The Board of Directors (the “Board”) of the Corporation duly adopted resolutions by unanimous written consent in accordance with Section 141(f) of the General Corporation Law of the State of Delaware setting forth an amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), and declaring such amendment to be advisable.  The resolution setting forth such amendment is as follows:

RESOLVED, that the Certificate of Incorporation be amended by amending and restating the first sentence of Article FOURTH of the Certificate of Incorporation in its entirety to read as follows:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is 205,000,000 shares, consisting of (i) 200,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and (ii) 5,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).”

2.             The stockholders of the Corporation duly adopted such amendment at a special meeting of stockholders held on January 30, 2019 in accordance with Section 242 of the General Corporation Law of the State of Delaware.

3.             Such amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 30th day of January, 2019.

MOMENTA PHARMACEUTICALS, INC.

By:	/s/ Craig A. Wheeler
Name: Craig A. Wheeler
Title: President and Chief Executive Officer